Exhibit 4.3

LOCK-UP AGREEMENT

THIS LOCK-UP AGREEMENT (this “Agreement”) is dated as of September 29, 2023 by and among Nvni Group Limited, an exempted company incorporated with limited liability in the Cayman Islands (“New PubCo”), and each of the stockholder parties identified on Exhibit A hereto (together with any other Person who, following the effective date of this Agreement, enters into a joinder to this Agreement substantially in the form of Exhibit B hereto with New PubCo and is designated as a “Holder” for purposes of this Agreement, each, a “Holder” and collectively, the “Holders”). New PubCo and each Holder are sometimes referred to herein individually as a “Party” and, collectively, as the “Parties.” Capitalized terms used but not defined herein shall have the meanings assigned to them in the Business Combination Agreement (as defined below).

WHEREAS, New PubCo has entered into that certain Business Combination Agreement, dated as of February 26, 2023 (as it may be amended or supplemented from time to time pursuant to the terms thereof, the “Business Combination Agreement”), by and among New PubCo, Mercato Partners Acquisition Company, a Delaware corporation (“SPAC”), Nuvini Merger Sub, Inc., a Delaware corporation (“Merger Sub”) and a direct, wholly-owned subsidiary of New PubCo, and Nuvini Holdings Limited, an exempted company incorporated with limited liability in the Cayman Islands (“Nuvini”), pursuant to which, among other things, (a) pursuant to the Contribution Agreement, each Holder will, prior to the Merger Effective Time, contribute its respective Nuvini ordinary shares to New PubCo in exchange for the issuance of ordinary shares (“Ordinary Shares”) of New PubCo, par value 0.0001 per share (the “Contribution”), (b) as a result of the Contribution, Nuvini will become a direct, wholly-owned subsidiary of New PubCo and (c) following the consummation of the Contribution, Merger Sub will merge with and into SPAC (the “Merger”), with SPAC continuing as the surviving entity and a direct, wholly-owned subsidiary of New PubCo, and as a result of the Merger, each share of SPAC Common Stock issued and outstanding immediately prior to the Merger Effective Time shall be converted into and shall for all purposes represent only the right to receive one (1) New PubCo Ordinary Share, in each case of clauses (a), (b) and (c), on the terms and conditions set forth in the Business Combination Agreement (collectively, the “Business Combination”);

WHEREAS, as a result of the Business Combination, the Holders will own equity interests in New PubCo; and

WHEREAS, in connection with the Business Combination, the parties hereto desire to set forth certain understandings themselves with respect to restrictions on transfers of equity interests in New PubCo.

NOW, THEREFORE, in consideration of the premises set forth above, which are incorporated into this Agreement as if fully set forth below, and intending to be legally bound hereby, the Parties hereby agree as follows:

1. Lock-up Provisions.

(a) Subject to the exclusions in Section 1(b), each Holder agrees not to Transfer any Lock-up Shares until the end of the Lock-up Period (the “Lock-up”).

(b) Notwithstanding the provisions set forth in Section 1(a), the Holders or their respective Permitted Transferees may Transfer the Lock-up Shares during the Lock-up Period (i) to (A) New PubCo’s officers or directors, (B) any Affiliates or family members of New PubCo’s officers or directors, or (C) the other Holders or any direct or indirect partners, members or equity holders of the Holders, any Affiliates of the Holders or any related investment funds or vehicles controlled or managed by such persons or entities or their respective Affiliates; (ii) in the case of an individual, by bona fide gift to a member of the individual’s immediate family or to a trust, the beneficiary of which is a member of the individual’s immediate family or an Affiliate of such person or entity; (iii) as a bona fide gift or gifts or charitable contribution; (iv) in the case of an individual, by virtue of laws of descent and distribution upon death of the individual; (v) in the case of an individual, pursuant to a qualified domestic relations order; (vi) in connection with any bona fide mortgage, encumbrance or pledge to a financial institution in connection with any bona fide loan or debt transaction or enforcement thereunder, including foreclosure thereof; (vii) to New PubCo; or (viii) in connection with a liquidation, merger, stock exchange, reorganization, tender offer approved by the board of directors of New PubCo (the “Board of Directors”) or a duly authorized committee thereof or other similar transaction which results in all of New PubCo’s stockholders having the right to exchange their Common Shares for cash, securities or other property subsequent to the Closing Date. If dividends are declared and payable on the Holder’s Lock-up Shares in Ordinary Shares, such dividends will also be Lock-up Shares subject to the terms of Section 1(a) of this Agreement.

(c) Notwithstanding the provisions set forth in Section 1(a), if the Lock-up Period, excluding in connection with a Lock-up Period Early Release, is scheduled to end during a Blackout Period or within five (5) Trading Days prior to a Blackout Period, the Lock-up Period shall end ten (10) Trading Days prior to the commencement of the Blackout Period (the “Blackout-Related Release”); provided that New PubCo shall announce the date of the expected Blackout-Related Release through a major news service, or on a Form 6-K, at least two (2) Trading Days in advance of the Blackout-Related Release; and provided further, that the Blackout-Related Release shall not occur unless New PubCo shall have publicly released its earnings results for the quarterly period during which the Closing occurred.

(d) Notwithstanding the other provisions set forth in this Section 1, the Board of Directors may, in its sole discretion, determine to waive, amend, or repeal the Lock-up obligations set forth herein; provided, that, any such waiver, amendment or repeal (each, a “Release”) shall require, in addition to any other vote of the members of the Board of Directors required to take such action pursuant to the Governing Documents of New PubCo or applicable law, the affirmative vote of the directors who have been designated by SPAC (the “SPAC Designees”); provided, further, that, in the event the SPAC Designees are no longer serving as members of the Board of Directors, and, at such time, with respect to any Lock-up Shares by one or more Holders (such Holder, a “Released Holder”), the Board of Directors determines to waive, amend, or repeal the Lock-up obligations set forth herein pursuant to this Section 1(d), then the Applicable Percentage of the Lock-up Shares (solely for the purposes of this proviso, as such term is defined in the Sponsor Support Agreement) held by the SPAC Sponsor on the date of such waiver, amendment or repeal shall be immediately and fully waived, amended or released, as applicable, in each case, on the same terms from the applicable Lock-up (solely for the purposes of this proviso, as such term is defined in the Sponsor Support Agreement) obligations set forth in the Sponsor Support Agreement.

(e) For purposes of this Section 1:

(i) the term “Affiliate” has the meaning ascribed to such term in Rule 12b-2 promulgated under the Exchange Act;

(ii) the term “Applicable Percentage” means, with respect to a Released Holder, the percentage obtained by dividing (x) the number of such Released Holder’s Lock-up Shares that are being Released by (y) the aggregate number of Lock-up Shares held by such Holder on the date of such Release;

(iii) the term “Blackout Period” means a broadly applicable and regularly scheduled period during which trading in New PubCo’s securities would not be permitted under New PubCo’s insider trading policy;

(iv) the term “Change of Control” shall mean the transfer (whether by tender offer, merger, stock purchase, consolidation or other similar transaction), in one transaction or a series of related transactions, to a person or group of affiliated persons of New PubCo’s voting securities if, after such transfer, such person or group of affiliated persons would hold more than 50% of outstanding voting securities of New PubCo (or surviving entity) or would otherwise have the power to control the board of directors of New PubCo or to direct the operations of New PubCo;

(v) the term “immediate family” means with respect to any Person, such Person’s spouse or domestic partner (or former spouse or former domestic partner), ancestors, descendants (whether by blood, marriage or adoption) or spouse of a descendant of such Person, brothers and sisters (whether by blood, marriage or adoption);

(vi) the term “Lock-up Period” means the period beginning on the Closing Date and ending on the earlier of (A) the date that is the one (1) year anniversary of the Closing Date and (B) the Lock-up Period Early Release Date. Notwithstanding the foregoing, in the event that a definitive agreement that contemplates a Change of Control is entered into after the Closing, the Lock-up Period for any Lock-up Shares shall automatically terminate immediately prior to the consummation of such Change of Control. For the avoidance of doubt, no Lock-up Shares shall be subject to Lock-up from and after the date that is 12 months after the Closing Date;

(vii) the term “Lock-up Period Early Release Date” means the date on which the last reported sale price per Ordinary Share equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 Trading Days within any 30-Trading Day period commencing at least 150 days after the Closing Date (the “Lock-up Period Early Release”);

(viii) the term “Lock-up Shares” means with respect to each Holder and their respective Permitted Transferees, (A) the Ordinary Shares held by such Person immediately following the Closing (other than Ordinary Shares acquired in the public market or pursuant to a transaction exempt from registration under the Securities Act pursuant to a subscription agreement where the issuance of such Ordinary Shares occurs on or after the Closing), (B) the Ordinary Shares issuable to such Person upon the settlement or exercise of restricted stock units, stock options or other equity awards outstanding as of immediately following the Closing in respect of awards of Nuvini outstanding immediately prior to the Closing (along with such securities themselves) and (C) any Ordinary Shares acquirable upon the conversion, exercise or exchange of any securities convertible into or exercisable or exchangeable for Ordinary Shares held by such Holder immediately after the Closing in respect of securities of Nuvini outstanding immediately prior to the Closing (along with such securities themselves);

(ix) the term “Permitted Transferees” means, prior to the expiration of the Lock-up Period, any person or entity to whom such Holder is permitted to transfer such Ordinary Shares prior to the expiration of the Lock-up Period pursuant to Section 1(b);

(x) the term “Trading Day” is a day on which the New York Stock Exchange and the Nasdaq Stock Market are open for the buying and selling of securities; and

(xi) the term “Transfer” means the (A) sale or assignment of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act with respect to, any security, (B) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (C) public announcement of any intention to effect any transaction specified in clause (A) or (B).

(f) If any Transfer is made or attempted contrary to the provisions of this Agreement, such Transfer shall be null and void ab initio, and New PubCo shall refuse to recognize any such transferee of the Lock-up Shares as one of its equity holders for any purpose. In order to enforce this Section 1(f), New PubCo may impose stop-transfer instructions with respect to the Lock-up Shares of each Holder (and any permitted transferees and assigns thereof) until the end of the Lock-up Period.

(g) Each Holder acknowledges and agrees that during the Lock-up Period, each certificate or book entry position statement evidencing Lock-up Shares shall be stamped or otherwise imprinted with a legend in substantially the following form, in addition to any other applicable legends:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFER SET FORTH IN A LOCK-UP AGREEMENT, DATED AS OF SEPTEMBER 29, 2023, BY AND BETWEEN THE ISSUER OF SUCH SECURITIES (THE “ISSUER”) AND THE ISSUER’S SECURITY HOLDER NAMED THEREIN. A COPY OF SUCH LOCK-UP AGREEMENT WILL BE FURNISHED WITHOUT CHARGE BY THE ISSUER TO THE HOLDER HEREOF UPON WRITTEN REQUEST.”

(h) For the avoidance of any doubt, the Holder shall retain all of its rights as a shareholder of New PubCo with respect to its Lock-up Shares during the Lock-up Period, including the right to receive dividends and the right to vote any of its Lock-up Shares.

2. Miscellaneous.

(a) Power and Authority. Each Holder hereby represents and warrants that it, he or she has full power and authority to enter into this Agreement and that this Agreement constitutes the legal, valid and binding obligation of such Holder, enforceable in accordance with its terms.

(b) Capacity as a New PubCo Shareholder. Each Holder signs this Agreement solely in such Holder’s capacity as a shareholder of New PubCo, and not in such Holder’s capacity as a director or officer of New PubCo, if and as applicable.

(c) Termination. This Agreement shall automatically terminate on the expiration of the Lock-up Period and, thereafter, all rights and obligations of the Parties hereunder shall be of no further force or effect.

(d) Binding Effect; Assignment. No party hereto shall assign this Agreement or any part hereof without the prior written consent of the other parties hereto; provided that a Holder may assign this Agreement to a Permitted Transferee solely in connection with a Transfer permitted by this Agreement, subject to the receipt by New PubCo of a duly executed joinder to this Agreement in substantially the form of Exhibit B hereto by the Permitted Transferee; provided, further, that any Transfer permitted under this Agreement shall not relieve the transferor of its obligations under this Agreement with respect to the Lock-up Shares, if any, retained by such transferor. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns. Any attempted assignment in violation of the terms of this Section 2(d) shall be null and void, ab initio.

(e) Third Parties. Nothing contained in this Agreement or in any instrument or document executed by any party in connection with the transactions contemplated hereby shall create any rights in, or be deemed to have been executed for the benefit of, any person or entity that is not a Party hereto or thereto or a successor or permitted assign of such a Party.

(f) Governing Law. This Agreement and the consummation of the Transactions, and any action, suit, dispute, controversy or claim arising out of this Agreement and the consummation of the Transactions, or the validity, interpretation, breach or termination of this Agreement and the consummation of the Transactions, shall be governed by and construed in accordance with the internal law of the State of Delaware regardless of the law that might otherwise govern under applicable principles of conflicts of law thereof.

(g) CONSENT TO JURISDICTION; WAIVER OF JURY TRIAL.

(i) Each of the Parties irrevocably consents to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware or, to the extent such court does not have jurisdiction, in the United States District Court for the District of Delaware, in each case in connection with any matter based upon or arising out of this Agreement, the other Transaction Agreements and the consummation of the Transactions. Each Party and any Person asserting rights as a third-party beneficiary may do so only if he, she or it hereby waives, and shall not assert as a defense in any legal dispute, that: (a) such Person is not personally subject to the jurisdiction of the above named courts for any reason; (b) such Legal Proceeding may not be brought or is not maintainable in such court; (c) such Person’s property is exempt or immune from execution; (d) such Legal Proceeding is brought in an inconvenient forum; or (e) the venue of such Legal

Proceeding is improper. Each Party and any Person asserting rights as a third-party beneficiary hereby agrees not to commence or prosecute any such action, claim, cause of action or suit other than before one of the above-named courts, nor to make any motion or take any other action seeking or intending to cause the transfer or removal of any such action, claim, cause of action or suit to any court other than one of the above-named courts, whether on the grounds of inconvenient forum or otherwise. Each Party hereby consents to service of process in any such proceeding in any manner permitted by the laws of the State of Delaware, and further consents to service of process by nationally recognized overnight courier service guaranteeing overnight delivery, or by registered or certified mail, return receipt requested, at its address specified pursuant to Section 2(i) and waives and covenants not to assert or plead any objection which they might otherwise have to such manner of service of process. Notwithstanding the foregoing in this Section 2(g), any Party may commence any action, claim, cause of action or suit in a court other than the above-named courts solely for the purpose of enforcing an order or judgment issued by one of the above-named courts.

(ii) TO THE EXTENT NOT PROHIBITED BY APPLICABLE LEGAL REQUIREMENT WHICH CANNOT BE WAIVED, EACH OF THE PARTIES AND ANY PERSON ASSERTING RIGHTS AS A THIRD-PARTY BENEFICIARY MAY DO SO ONLY IF HE, SHE OR IT IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT TO TRIAL BY JURY ON ANY CLAIMS OR COUNTERCLAIMS ASSERTED IN ANY LEGAL DISPUTE RELATING TO THIS AGREEMENT, EACH OTHER TRANSACTION AGREEMENT AND THE CONSUMMATION OF THE TRANSACTIONS, AND FOR ANY COUNTERCLAIM RELATING THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING. IF THE SUBJECT MATTER OF ANY SUCH LEGAL DISPUTE IS ONE IN WHICH THE WAIVER OF JURY TRIAL IS PROHIBITED, NO PARTY NOR ANY PERSON ASSERTING RIGHTS AS A THIRD-PARTY BENEFICIARY SHALL ASSERT IN SUCH LEGAL DISPUTE A NON-COMPULSORY COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER TRANSACTION AGREEMENTS AND THE CONSUMMATION OF THE TRANSACTIONS. FURTHERMORE, NO PARTY NOR ANY PERSON ASSERTING RIGHTS AS A THIRD-PARTY BENEFICIARY SHALL SEEK TO CONSOLIDATE ANY SUCH LEGAL DISPUTE WITH A SEPARATE ACTION OR OTHER LEGAL PROCEEDING IN WHICH A JURY TRIAL CANNOT BE WAIVED.

(h) Interpretation. The words “hereof,” “herein,” “hereinafter,” “hereunder” and “hereto” and words of similar import refer to this Agreement as a whole and not to any particular section or subsection of this Agreement and reference to a particular section of this Agreement will include all subsections thereof, unless, in each case, the context otherwise requires. The definitions of the terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context shall require, any pronoun shall include all genders. When a reference is made in this Agreement to an Exhibit, such reference shall be to an Exhibit to this Agreement unless otherwise indicated. When a reference is made in this Agreement to Sections or subsections, such reference shall be to a Section or subsection of this Agreement. Unless otherwise indicated the words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” The headings and subheadings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The word “or” shall be disjunctive but not exclusive. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded and if the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day. References to a particular statute or regulation including all rules and regulations thereunder and any predecessor or successor statute, rule or regulation, in each case as amended or otherwise modified from time to time. All references to currency amounts in this Agreement shall mean United States dollars (unless otherwise expressly stated).

(i) Notices. All notices and other communications hereunder shall be in writing and shall be deemed given: (a) on the date established by the sender as having been delivered personally; (b) one (1) Business Day after being sent by a nationally recognized overnight courier guaranteeing overnight delivery; (c) on the date delivered, if delivered on a Business Day; (d) on the fifth (5th) Business Day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid; or (e) when emailed, if delivered by email during normal business hours (and otherwise as of the immediately following Business Day). Such communications, to be valid, must be addressed as follows:

if to New PubCo, to:

Nvni Group Limited

c/o Services Cayman Limited

Willow House, Cricket Square

P.O. Box 10008

Grand Cayman KY1-1001

Cayman Islands

Attention: Pierre Schurmann / Luis Busnello

Email:  p@nuvini.com.br /

     lab@nuvini.com.br Attention:

and

Nuvini S.A.

Rua Jesuíno Arruda

No. 769, Room 20-B

Itaim Bibi

São Paulo - SP, 04532-082

Federal Republic of Brazil

Attention: Pierre Schurmann/ Luis Busnello

Email:  p@nuvini.com.br /

     lab@nuvini.com.br

with a copy to (which shall not constitute notice):

Mayer Brown LLP

71 South Wacker Drive

Chicago, IL 60606-4637

United States of America

Attention: Eddie Best / Esther Chang

Email:  ebest@mayerbrown.com /

     echang@mayerbrown.com

and

Tauil & Chequer Advogados Associados

À Mayer Brown

Av. Pres. Juscelino Kubitschek

1455 - 5°, 6° e 7º andares

São Paulo – SP, 04543-011 - Vila Nova Conceição

Federal Republic of Brazil

Attention: Carlos Motta / Rodolfo Constantino de Tella

Email:  cmotta@mayerbrown.com /

     rtella@mayerbrown.com

If to any Holder, to such address indicated on New PubCo’s records with respect to such Holder or to such other address or addresses as such Holder may from time to time designate in writing.

(j) Amendment; Waiver. Except as expressly set forth herein, this Agreement may be amended, supplemented, modified or waived only by execution of a written instrument signed by New PubCo and Holders holding in the aggregate a majority of the Lock-up Shares at such time; provided that, if any such amendment, supplement, modification or waiver disproportionately and adversely impacts a Holder (or group of Holders), the consent of such disproportionately impacted Holder (or group of Holders) shall be required. No failure or delay by a Party in exercising any right hereunder shall operate as a waiver thereof. No waivers of or exceptions to any term, condition, or provision of this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such term, condition, or provision.

(k) Severability. In case any provision in this Agreement shall be held invalid, illegal or unenforceable in a jurisdiction, such provision shall be modified or deleted, as to the jurisdiction involved, only to the extent necessary to render the same valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby nor shall the validity, legality or enforceability of such provision be affected thereby in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties will substitute for any invalid, illegal or unenforceable provision a suitable and equitable provision that carries out, so far as may be valid, legal and enforceable, the intent and purpose of such invalid, illegal or unenforceable provision.

(l) Specific Performance. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. The Parties agree that the rights and obligations of each Party hereunder are special, unique and of extraordinary character and immediate and irreparable harm or damage would occur for which money damages would not be an adequate remedy in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that, in addition to any other remedy to which either party is entitled at law or in equity, each Party shall be entitled to equitable remedies against another party for its breach or threatened breach of this Agreement, including an injunction or injunctions to prevent breaches of this Agreement and specific enforcement of the terms and provisions of this Agreement, in each case, without the necessity of proving the inadequacy of money damages as a remedy and without bond or other security being required. Each of the Parties hereby acknowledges and agrees that it may be difficult to prove damages with reasonable certainty, that it may be difficult to procure suitable substitute performance, and that injunctive relief and/or specific performance will not cause an undue hardship to the Parties. Each of the Parties hereby further acknowledges that the existence of any other remedy contemplated by this Agreement does not diminish the availability of specific performance of the obligations hereunder or any other injunctive relief. Each Party hereby further agrees that in the event of any action by any other party for specific performance or injunctive relief, it will not assert that a remedy at law or other remedy would be adequate or that specific performance or injunctive relief in respect of such breach or violation should not be available on the grounds that money damages are adequate or any other grounds.

(m) Entire Agreement. This Agreement, including the Exhibits hereto, constitutes the full and entire understanding and agreement among the Parties with respect to the subject matter hereof, and any other written or oral agreement or understanding relating to the subject matter hereof existing between the Parties is expressly superseded; provided, that, for the avoidance of doubt, the foregoing shall not affect the rights and obligations of the Parties under the Business Combination Agreement or any other Transaction Agreement. Notwithstanding the foregoing, nothing in this Agreement shall limit any of the rights, remedies or obligations of the Parties under any other agreement between the Holder and New PubCo or any certificate or instrument executed by the Holder in favor of New PubCo, and nothing in any other agreement, certificate or instrument shall limit any of the rights, remedies or obligations of the Parties under this Agreement.

(n) Further Assurances. From time to time, at another Party’s request and without further consideration (but at the requesting Party’s reasonable cost and expense), each Party shall execute and deliver such additional documents and take all such further action as may be reasonably necessary to consummate the transactions contemplated by this Agreement.

(o) Rules of Construction. Each of the Parties agrees that it has been represented by independent counsel of its choice during the negotiation and execution of this Agreement and each Party hereto and its counsel cooperated in the drafting and preparation of this Agreement and the documents referred to herein and, therefore, waive the application of any Legal Requirement or rule of construction providing that ambiguities in an agreement or other document will be construed against the Party drafting such agreement or document.

(p) Counterparts; Electronic Delivery. This Agreement may be executed in counterparts, all of which shall be considered one and the same document and shall become effective when such counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart. Delivery by electronic transmission to counsel for the other Parties of a counterpart executed by a Party shall be deemed to meet the requirements of the previous sentence. The exchange of a fully executed Agreement (in counterparts or otherwise) in pdf, DocuSign or similar format and transmitted by facsimile or email shall be sufficient to bind the Parties to the terms and conditions of this Agreement.

[Remainder of Page Intentionally Left Blank; Signature Pages Follow]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

NEW PUBCO:

NVNI GROUP LIMITED

By:	/s/ Pierre Schurmann
Name: Pierre Schurmann
Title: Director

[Signature Page to Lock-up Agreement]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

HOLDER:

HERU INVESTMENT HOLDINGS LTD.

By:	/s/ Pierre Schurmann
Name: Pierre Schurmann
Title: Director

[Signature Page to Lock-up Agreement]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

HOLDER:

LABSY L LTD.

By:	/s/ Luiz Antonio Busnello
Name: Luiz Antonio Busnello
Title: Director

By:	/s/ Sylvia Verre
Name: Sylvia Verre
Title: Director

[Signature Page to Lock-up Agreement]

Exhibit A

Heru Investment Holdings Ltd.

Labsyl Ltd.

Exhibit A to Lock-up Agreement

Exhibit B

FORM OF JOINDER TO LOCK-UP AGREEMENT

[   ], 20

Reference is made to the Lock-up Agreement, dated as of September 29, 2023, by and among Nvni Group Limited, an exempted company incorporated with limited liability in the Cayman Islands (“New PubCo”) and each of the stockholder parties identified on Exhibit A and the Holders (as defined therein) from time to time party thereto (as amended from time to time, the “Lock-up Agreement”). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Lock-up Agreement.

Each of New PubCo and each undersigned holder of ordinary shares of New PubCo (each, a “New Holder”) agrees that this Joinder to the Lock-up Agreement (this “Joinder”) is being executed and delivered for good and valuable consideration.

Each undersigned New Holder hereby agrees to and does become party to the Lock-up Agreement as a “Holder” thereunder. This Joinder shall serve as a counterpart signature page to the Lock-up Agreement and by executing below each undersigned New Holder is deemed to have executed the Lock-up Agreement with the same force and effect as if originally named a party thereto.

This Joinder may be executed in counterparts, all of which shall be considered one and the same document and shall become effective when such counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart. Delivery by electronic transmission to counsel for the other Parties of a counterpart executed by a Party shall be deemed to meet the requirements of the previous sentence. The exchange of a fully executed Joinder (in counterparts or otherwise) in pdf, DocuSign or similar format and transmitted by facsimile or email shall be sufficient to bind the Parties to the terms and conditions of this Joinder.

[Remainder of Page Intentionally Left Blank; Signature Pages Follow]

Exhibit B to Lock-up Agreement

IN WITNESS WHEREOF, the undersigned have duly executed this Joinder as of the date first set forth above.

[NEW HOLDER]

By:
Name:
Title

NVNI GROUP LIMITED

By:
Name:
Title:

Exhibit B to Lock-up Agreement